As filed with the Securities and Exchange Commission on March 31, 2014

Registration No. 333-164547

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIBERTOWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	52-1869023
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Thomas A. Scott
P.O. Box 31564	President
San Francisco, CA 94131	P.O. Box 31564
(415) 659-3500	San Francisco, CA 94131
(Address, including zip code, and telephone	(415) 659-3500
number, including area code, of registrant’s	(Name, address, including zip code, and telephone
principal executive offices)	number, including area code,
of agent for service)

_____________________

With a copy to:

W. Mark Young
Andrews Kurth LLP
600 Travis, Suite 4200

Houston, Texas 77002

(713) 220-4200

______________________

Approximate date of commencement of proposed sale to the public: Not applicable. Termination of Registration Statement and deregistration of related securities that were not sold pursuant to the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION STATEMENT AND
DEREGISTRATION OF SECURITIES

On January 27, 2010, FiberTower Corporation (“FiberTower”) filed a Registration Statement on Form S-3, Registration No. 333-164547 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), registering the sale of (i) 10,135,201 shares of common stock, $0.001 par value per share (“Common Stock”), and (ii) $53,718,587 of 9.00% Senior Secured Notes due 2016 (the “2016 Notes,” and, together with the Common stock, the “Registered Securities”). The Registration Statement was declared effective by the Commission on February 3, 2010.

On July 17, 2012, FiberTower and certain of its affiliates (the “Debtors”) filed for petitions for relief under title eleven of chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Fort Worth Division (the “Bankruptcy Court”). By Order dated January 27, 2014 (the “Confirmation Order”), the Bankruptcy Court confirmed the Debtors’ Fourth Amended Joint Chapter 11 Plan (the “Plan”)1 filed by FiberTower Network Services Corp., et. al. The Plan became effective on March 31, 2014 (the “Effective Date”). On the Effective Date, (i) all previously existing equity securities (including but not limited to any shares of common stock or preferred stock, or any warrants, options or other rights to purchase stock) of FiberTower will be cancelled and extinguished, and no holder of such an equity security will be entitled to receive or retain property under the Plan, and (ii) all debt securities of FiberTower (including but not limited to the 2016 Notes, and any other instrument or document directly or indirectly evidencing or creating any indebtedness or any warrants, options or other securities exercisable or exchangeable for, or convertible into, debt securities of FiberTower or any subsidiary thereof) and the agreements relating thereto will be cancelled and extinguished, and the obligations of FiberTower and its subsidiaries thereunder will be deemed satisfied in full, provided, however, that the 2016 Indenture shall continue in effect (including any charging lien held by the 2016 Agent) to the extent and for so long as necessary to allow Holders of 2016 Claims and 2016 Guaranty Claims, to receive all distributions owing to such Holders under the Plan.

In accordance with the Plan and the Confirmation Order, FiberTower hereby deregisters all of the Registered Securities which are authorized for sale under the Registration Statement but which remain unsold to date. Pursuant to the undertaking made by FiberTower in Part II, Item 17(a)(3) of the Registration Statement, FiberTower hereby amends the Registration Statement to deregister all Registered Securities remaining unsold as of the date hereof and files this Post-Effective Amendment No. 1 to remove all such unsold Registered Securities from registration and to terminate the effectiveness of the Registration Statement.

1 Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on March 31, 2014.

FIBERTOWER CORPORATION

By:	/s/ Thomas A. Scott
Name:	Thomas A. Scott
Title:	President